EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

This AGREEMENT is made on the 8th day of December, 2005 by and between Quest Minerals & Mining Corporation, a corporation incorporated under the laws of the State of Nevada (hereinafter referred to as the "Corporation" or "Quest"), OF THE FIRST PART,

and

Eugene Chiaramonte, Jr., of the Borough of Frankford, in the State of New Jersey, (hereinafter referred to as the "Vice President"), OF THE SECOND PART,

WHEREAS the Corporation wishes to retain the services of the Vice President to provide the services hereinafter described during the term hereinafter set out;

NOW THEREFOR THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

1.  TERM
1.1 The Corporation shall employ the Vice President for a term of five years commencing June 1, 2005 unless such employment shall be terminated earlier as hereinafter provided. Renewal of this Agreement may be made on such terms as the parties may agree no later than sixty days prior to the fifth anniversary of this Agreement and in the event there is no mutually acceptable agreement to renew reduced to writing no later than sixty days prior to the expiry of this Agreement this Agreement shall be deemed to not have been renewed.

2 DUTIES
2.1 The duties of the Vice President shall be in accordance with the provisions of Schedule A attached hereto and forming an essential and integral part of this Agreement.

3 REPORTING PROCEDURES
3.1 The Vice President shall report to the Board of Directors of the Corporation at the regular meetings of the Board of Directors. The Vice President shall report fully on the management, operations and business affairs of the Corporation delegated by the Board to his positions, that include Executive Vice President, and advise to the best of his ability and in accordance with reasonable business standards on business matters that may arise from time to time during the term of this agreement.

4 REMUNERATION
4.1 Cash
During the initial term of this Agreement the remuneration of the Vice President shall be as follows:
A) For first year of this Agreement the Vice President shall be paid the sum of ten thousand dollars of lawful currency of the United States of America (US$10,000) per month.
B) For each of the remaining years of the initial term of this Agreement the Vice President shall receive An increase of five thousand dollars per month per year, so that in the second year he shall receive the sum of fifteen thousand dollars of lawful currency of the United States of America (US$15,000) per month, in the third year (US$20,000), in the fourth year (US$25,000) and in the fifth year (US$30,000) per month.
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4.2 Equity
In addition to the cash consideration described above the Vice President shall be entitled to receive an option to purchase five million (5,000,000) common shares of the Corporation registered upon Form S-8 promulgated under the Securities Act of 1933, as amended. These shares be issued to the Vice President in accordance with the aforementioned regulations upon the following events having occurred;
A) Upon the execution of this Agreement, two million (2,000,000) shares;
B) Upon the Corporation receiving into its accounts not less than one million dollars of lawful currency of the United States of America (US $ 1,000,000) there shall be caused to be issued a further two million (2,000,000) shares; and,
C) Upon the successful completion of six months service to the Corporation as determined by resolution of the Board of Directors there shall be caused to be issued an additional one million (1,000,000) shares.

5 PERFORMANCE BONUS
5.1 In addition to the Vice President's annual base salary, the Vice President shall participate in the Corporation's Executive Bonus Plan on the same basis as the other senior executive officers of the Corporation.

6 NO FURTHER SALARY OR BONUS ADJUSTMENTS
6.1 Other than as herein provided, there shall be no cost-of-living increase or merit increase in the annual base salary or the Vice President's bonus unless agreed to in writing by the Corporation.

7  EXPENSES
7.1 The Vice President shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred and required by management by the Vice President from time to time in connection with carrying out his duties hereunder including but not limited to transportation, lodging and meals. For all such expenses the Vice President shall furnish to the Corporation originals of all invoices or statements in respect of which the Vice President seeks reimbursement.
7.2 If the Vice President shall belong to any professional organization or licensing body for which he must pay an annual fee, the Corporation shall reimburse the Vice President for such annual fee provided the Vice President has provided the Corporation with all invoices or statements in respect of which the Vice President seeks reimbursement.
7.3 The Vice President will be provided with a cellular phone and/or email pager, at the discretion of the Corporation, to be used exclusively for conducting the Corporation's business and to assist him in performing his duties as Vice President and that all charges and levies associated with said communication device will be paid by the Corporation, including reasonable personal usage not to exceed $200 per month.
7.4 In the event that the Corporation shall require the Vice President to travel, the Corporation agrees to reimburse the Vice President for all travel costs, accommodation, food and per diem expenses in accordance with the Corporation's travel fee schedule.

8 VACATION
8.1 The Vice President shall be entitled to four (4) weeks' paid vacation per fiscal year of the Corporation at a time approved in advance by the Board of Directors, which approval shall not be unreasonably withheld but shall take into account the staffing requirements of the Corporation and the need for the timely
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performance of the Vice President's responsibilities. In the event that the Vice
President decides not to take all the vacation to which he is entitled in any fiscal year, the Vice President shall be entitled to accumulate such vacation entitlement from year to year and, in the event the Vice President shall have any accumulated vacation entitlement as of the termination of his employment he may elect to be paid for such vacation time at a rate equal to the weekly value of the base compensation, as adjusted, times three (3).

9 BENEFITS
9.1 The Vice President shall be entitled to receive the same level of medical and dental benefits as those provided to the other senior executive officers of the Corporation. In the event that the medical plan of the Corporation cannot or will not extend coverage to the Vice President, the Corporation shall determine the costs of coverage for a similar individual in accordance with the Corporation's benefit plan and thereafter shall contribute that amount on a monthly basis to the Vice President's private health plan. In the event the Corporation or its insurer shall require the Vice President to submit to a medical or similar examination the Vice President shall cooperate fully with such request.
9.2 In the event that this Agreement is terminated by the Corporation with notice, the Vice President shall be entitled to receive his medical benefits during the notice period.

10  TERMINATION
10.1 Cause: The Corporation may terminate the employment of the Vice President without notice or any payment in lieu of notice for cause which, without limiting the generality of the foregoing, shall include:
(1) if there is a repeated and demonstrated failure on the part of the Vice President to perform the material duties of the Vice President's position in a competent manner and where the Vice President fails to substantially remedy the failure within a reasonable period of time after receiving written notice of such failure from the Corporation;
(2) if the Vice President is convicted of a criminal offence involving fraud or dishonesty;
(3) if the Vice President or any member of his family makes any personal profit arising out of or in connection with a transaction to which the Corporation is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the Corporation;
(4) if the Vice President breaches his fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation; or business and to assist him in performing his duties as Vice President and that all charges and levies associated with said communication device will be paid by the Corporation, including reasonable personal usage not to exceed $1,000 per month.
(5) if the Vice President disregards reasonable instructions of the Board of Directors of the Corporation that are not inconsistent with the Vice President's position and those duties defined herein, and which refusal is not remedied by the Vice President within a reasonable period of time after receiving written notice of such disobedience.
10.2 Disability/Death: This agreement may be immediately terminated by the Corporation by notice to the Vice President if the Vice President becomes permanently disabled.
(1) The Vice President shall be deemed to have become permanently disabled if in any year during the employment period, because of ill health, physical or mental disability, or for other causes beyond the control of the Vice President; the Vice President has been continuously unable or unwilling or has failed to perform the Vice President's duties for 120 consecutive days, or if, during any year of the employment period, the Vice President has been unable or unwilling or has failed to perform his duties for a total of 180 days, consecutive or not. The term "any year of the employment period" means any period of 12 consecutive months during the employment period.
(2) This agreement shall terminate without notice upon the death of the Vice President.
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11 SEVERANCE PAYMENTS
11.1 Upon termination of the Vice President's employment:
(1) for cause;
(2) by the voluntary termination of employment of the Vice President, or
(3) by the non-renewal of this Agreement, the Vice President shall not be entitled to any severance payment other than compensation earned by the Vice President before the date of termination calculated pro rata up to and including the date of termination.
11.2 If the Vice President's employment is terminated for any other reason other than the reasons set forth in subsection 11.1, the Vice President shall be entitled to receive six (6) months' salary at the then applicable base salary rate.
11.3 The payment described in this subsection 11.2 is the only severance payment the Vice President will receive in the event of the termination of this agreement for reasons contemplated in this subsection .
11.4 If the Vice President's employment is terminated as a result of a permanent disability' or death, the Vice President or his estate, as applicable, shall be entitled to receive, within 30 days of the date of such termination, the balance of the base salary that would otherwise be paid to the Vice President during the remainder of the term of this agreement, The Vice President agrees to reasonably comply with all requirements necessary' for the Corporation to obtain life insurance for the term of this agreement.
11.5 For the purposes of this section 11, whenever a payment is to be determined with reference to the remaining term of this agreement, if less than six months remain in the term of this agreement and no party has given notice of its intention not to renew this agreement as contemplated by section I, the "remaining term of this agreement" shall include the remainder of the then existing term of this agreement plus the renewal period.
11.6 In the unlikely event that the Board of Directors of Quest elects to terminate your employment for anything other than cause, including failure to renew this agreement, (defined as commission of a crime (other than minor traffic offenses), acts of dishonesty, fraud of malfeasance in connection with your service on behalf of the Company, gross dereliction of duty, willful failure to carry out any lawful directive of the Board of Directors, or material violations of Company policies) you will receive severance pay equal to one (1) month of your then current base salary for each year or part of a year of service with a minimum of 6 months and a maximum of 12 months, with continuation of all medical benefits during the twelve-month period. The severance payment will be made under the current pay cycle, each pay period, during the 12 months. All unvested options will vest immediately upon your separation from the Company and remain vested for the duration of their pre-established term, 10 years. Further, Quest will indemnify, or continue to indemnify, you to the full extent permitted by Nevada law if you are, or become, a party to a matter by reason of being or having been a director or officer of QUEST. The obligations of QUEST in this paragraph shall be binding upon and become the obligations of any successors or assigns of QUEST.
11.7 Additionally, in the event of a change in control, you shall receive five million shares of the common stock to be registered upon execution hereof, for delivery upon a change in control.

Additionally, you may elect to exercise this severance provision at your option under the following circumstances:
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- If you are required to relocate by the Board of Directors of QUEST as a condition of continued employment, defined as moving your primary office more than 25 miles from its current location in Paterson, New York and/or Pikeville, Kentucky.
     - A substantial change in responsibilities at the direction of the Board of Directors of the responsibilities normally assumed by your position (i.e., demotion); or
     - Change in control of the Company, (i.e., if the Company is acquired wholly or if another corporate entity becomes the controlling shareholder)

12 CONFIDENTIALITY:
12.1 The Vice President acknowledges and agrees that:
(1) in the course of performing his duties and responsibilities as an officer of the Corporation, he has had and will continue in the future to have access to and has been and will be entrusted with detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future and contemplated products, services, operations and marketing techniques and procedures of the Corporation and its subsidiaries, including, without limitation, information relating to addresses, preferences, needs and requirements of past, present and prospective clients, customers, suppliers (which, for all purposes of this agreement shall be referred to as the "Information")

14 DISCLOSURE
14.1 This agreement, shall be deemed to include, without limitation, suppliers, employees and any critical information of the Corporation and its subsidiaries not presently available to the public (collectively, "Trade Secrets"), the disclosure of any of which to competitors of the Corporation or to the general public, or the use of same by the Vice President or any competitor of the Corporation or any of its subsidiaries, would be highly detrimental to the interests of the Corporation;
(2) in the course of performing his duties and responsibilities for the Corporation, the Vice President has been and will continue in the future to be a representative of the Corporation to its customers, clients and suppliers and as such has had and will continue in the future to have significant responsibility for maintaining and enhancing the goodwill of the Corporation with such customers, clients and suppliers and would not have, except by virtue of his employment with the Corporation, developed a close and direct relationship with the customers, clients and suppliers of the Corporation;
(3) the Vice President, as an officer of the Corporation, owes fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation and its shareholders; and,
(4) the right to maintain the confidentiality of the Trade Secrets, the right to preserve the goodwill of the Corporation and the right to the benefit of any relationships that have developed between the Vice President and the customers, clients and suppliers of the Corporation by virtue of the Vice President's employment with the Corporation constitute proprietary rights of the Corporation, which the Corporation is entitled to protect.
In acknowledgment of the matters described above and in consideration of the payments to be received by the Vice President pursuant to this agreement, the Vice President hereby agrees that he will not, for two years from his last day of employment with the Corporation. directly or indirectly disclose to any person or in any way make use of (other than for the benefit of the Corporation), in any manner, any of the Trade Secrets, provided that such Trade Secrets shall be deemed not to include information that is or becomes generally available to the public other than as a result of disclosure by the Vice President.

14. NON-SOLICITATION
14.1 The Vice President hereby agrees that he will not, during the period commencing on the date hereof and ending two (2) years following the expiration of the term of this agreement, be a party to or abet any solicitation of
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customers, clients or suppliers of the Corporation or any of its subsidiaries, to transfer business from the Corporation or any of its subsidiaries to any other person, or seek in any way to persuade or entice any employee of the Corporation or any of its subsidiaries to leave that employment or to be a party to or abet any such action.
14.2 The Vice President will promptly disclose to the Board of Directors full information concerning any interest, direct or indirect, of the Vice President (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his family in any business that is reasonably known to the Vice President to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Corporation or to any of its suppliers or customers.

15. PLACE OF EMPLOYMENT
15.1 The current place of business of the Corporation is Paterson, New Jersey and Pikeville, Kentucky. The Vice President resides and shall carry out his duties principally from the Paterson office and shall not be required to relocate to elsewhere on a permanent basis. It is understood and agreed that should the Corporation require the use of an address in the State of New Jersey for postage and/or deliveries, the Vice President shall provide his home address for no additional compensation. Finally the Corporation shall not require the Vice President to permanently relocate away from Paterson, New Jersey.
15.2 In the event that the Corporation shall determine that it is in its best interests: to move its place of business more than two hundred and fifty kilometers from its current location the Corporation shall provide at least nine months advance notice of this requirement and effect the move in a manner that minimizes disruption to the Vice President and his family. It is acknowledged and agreed that such a decision to move shall not be deemed or construed as a termination, constructive or otherwise, of the employment of the Vice President under this agreement.
15.3 In the even that the Corporation should require the Vice President to relocate more than two hundred and fifty (250) kilometers from his current principal residence, the Corporation shall either pay for or reimburse the Vice President for the following:
(1) costs of the Vice President, his spouse and his children, if any, traveling to the proposed new location for up to two week to examine prospective homes including transportation, hotel accommodation, food and incidentals;
(2) should the Vice President be required to sell his house in order to move for the purposes of his employment the Corporation will pay all real estate commissions, tax penalties (other than income tax penalties) and/or mortgage termination penalties incurred in selling the Vice President's principle residence. If the Vice President obtains written estimates of the fair market value of his principal residence and thereafter the Vice President sells his house for less than the average fair market price the Corporation shall reimburse the Vice President for the difference.
(3) costs of packing, moving and unpacking the contents of the Vice President's principal residence;
(4) costs of relocating electronic services into the Vice President's destination
(5) the costs of one return airfare per year for the Vice President, the Vice President's spouse and dependent children to the city from which the Vice President has moved.
(6) The above provisions shall apply in every instance where the Vice President required to move his principal residence at the request of the Employer.

16 RETURN OF MATERIALS
16.1 All files, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its subsidiaries and associates that may come into the
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possession or control of the Vice President shall at all times remain the property of the Corporation or such subsidiary or associate, as the case may be. On termination of the Vice President's employment for any reason, the Vice President agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of the Vice President or directly or indirectly under the control of the Vice President. The Vice President agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other properly of the Corporation.

17 GOVERNING LAW.
17.1 This agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

18 SEVERABILITY
18.1 If any provision of this agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this agreement and such remaining provisions or part thereof, shall remain enforceable and binding.

19 ENFORCEABILITY
19.1 The Vice President hereby confirms and agrees that the covenants and restrictions pertaining to the Vice President contained in this agreement including, without limitation, those contained in. sections 12 and 13 hereof, are reasonable and valid and hereby further acknowledges and agrees that the Corporation would suffer irreparable injury in the event of any breach by the Vice President of his obligations under any such covenant or restriction. Accordingly, the Vice President hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled in lieu of any action for damages, temporary and permanent injunctive relief enjoining and restraining the Vice President from any such breach.

20 NO ASSIGNMENT
20.1 The Vice President may not assign, pledge or encumber his interest in this agreement nor assign any of the rights or duties of the Vice President under this agreement without the prior written consent of the Corporation.

21  SUCCESSORS
21.1 This agreement shall be binding on and enure to the benefit of the successors and assign of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Vice President.

22 NOTICES
22.1 Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail. At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise; a notice so mailed shall be deemed to have been received three business day: after the postmarked date thereof or, if delivered by hand; shall be deemed to have been received at the time it is delivered. If there is a general discontinuance of postal service due to strike, lock -out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three business days after the resumption of postal service Notices shall be addressed as follows:
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(1) If to the Corporation:

         Suite 2, 9810 Meta Highway
         Pikeville, KY
         Attention: The President

(2) If to the Vice President:

         18B East Fifth Street
         Paterson, NJ 07524

23 LEGAL ADVICE
23.1 The Vice President hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery this agreement and that, in the event that he did not avail himself of that opportunity prior to signing this agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this agreement.

24 ARBITRATION
24.1 This Agreement shall be subject to binding arbitration before a panel of three arbitrators sitting at Hackensack, New Jersey, under the then existing Rules of the American Arbitration Association or such other alternative dispute resolution mechanism as may be mutually agreed by the parties.

25 RATIFICATION
25.1 This Agreement was ratified by the Board of Directors of the Corporation on December 8, 2005, becoming fully effective and binding.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.


         QUEST MINERALS & MINING CORP.


         BY: /s/ WILLIAM R. WHEELER
             ----------------------
                 William R. Wheeler
                 President



         /s/ EUGENE CHIARAMONTE, JR.
         ---------------------------
         Eugene Chiaramonte, Jr.

Schedule "A" - Duties of the Vice President
The Vice President shall serve the Corporation and any subsidiaries of the Corporation in such capacity or capacities and shall perform such duties and exercise such powers pertaining to the executive management and operation of the Corporation and any subsidiaries and associates of the Corporation as may be determined from time to time by the board of directors of the Corporation consistent with the office of the Vice President. Without limitation of the foregoing, the Vice President shall occupy the office of Vice President of the Corporation. The Vice President shall:
(1) devote his full time and attention and his best efforts during normal business hours to the business and affairs of the Corporation;
(2) perform those duties that may reasonably be assigned to the Vice President diligently and faithfully to the best of the Vice President's abilities and in the best interests of the Corporation, and
(3) use his best efforts to promote the interests, and goodwill of the Corporation.
However, notwithstanding the above the Vice President will be allowed to devote up to ten (10) hours per week, during normal business hours, to other matters which do not conflict with the business of the Corporation.